UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) November 12, 2021

Group 1 Automotive, Inc.

(Exact name of registrant as specified in its charter)

Delaware	1-13461	76-0506313
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

800 Gessner, Suite 500, Houston, Texas 77024 (Address of principal executive offices) (Zip code)

Registrant’s telephone number, including area code:(713) 647-5700

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.01 per share	GPI	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01	Entry into a Material Definitive Agreement.

On November 12, 2021, GPI SA, LLC (the “Company”), a wholly-owned subsidiary of Group 1 Automotive, Inc. (“Group 1”), entered into a Share Purchase Agreement (the “Agreement”) with Original Holding S.A., a sociedade por ações incorporated in Brazil and an affiliate of Simpar S.A., a publicly listed company in Brazil (“Buyer”), with UAB Motors Participações Ltda., a wholly-owned subsidiary of Group 1, as an intervening party (“UAB”). Pursuant to the terms and conditions set forth in the Agreement, Buyer will acquire 100% of the issued and outstanding equity interests of UAB from the Company for BRL 510 million in cash (the “Acquisition”).

The Company has made customary representations, warranties and covenants relating to UAB and its business in the Agreement, including (i) the agreement of the Company to conduct UAB’s businesses in the ordinary course between the execution of the Agreement and the closing date of the Acquisition or the termination of the Agreement, and (ii) for five (5) years after the closing date of the Acquisition, not to sell used or new cars, motorcycles, spare parts or offer automotive post-sale services in the Brazilian states of Paraná, São Paulo and Santa Catarina, except as expressly permitted under the Agreement. Under the terms of the Agreement, an amount of BRL 115 million of the purchase price will be held in escrow for five (5) years to secure the Company’s indemnification obligations under the Agreement for breach of representations, warranties and covenants, and for certain pre-closing liabilities relating to UAB and its business.

Completion of the acquisition is conditioned upon applicable manufacturer consents, the absence of legal impediments prohibiting the transaction, approval by Brazilian antitrust authorities and registration with the Brazilian Central Bank and other applicable Brazilian government agencies of conversion of debt to equity for past capital contributions made by Seller to UAB, among other customary closing conditions. In addition to other customary termination rights, the Agreement may be terminated (i) by either party if Brazilian antitrust authorities impose any condition on the completion of the Acquisition which is not acceptable to the affected party; (ii) by either party if the conditions to closing are not satisfied on or prior to the date that is 180 days after the signing of the Agreement, provided that if all conditions to closing have been met except for approval by Brazilian antitrust authorities, then such term shall automatically be extended for 180 days. In the event of termination of the Agreement, neither the Company nor Buyer will be required to pay a termination fee, except that if a party willfully prevents the satisfaction of a condition to closing or fails to move forward with completing the Acquisition after all conditions to closing have been met or waived, a break-up fee of BRL 50 million will be due to the non-breaching party.

An English translation of the Agreement is attached hereto as Exhibit 2.1 and is incorporated herein by reference. The summary of the Agreement set forth in this item 1.01 does not purport to be complete and is qualified in its entirety by reference to the provisions of the Agreement.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description

2.1+	Share Purchase Agreement, dated November 12, 2021, by and between the Company, Buyer and UAB as intervening party (English translation)

99.1	Press release of Group 1 Automotive, Inc., dated November 12, 2021

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

+

Exhibits marked with a (+) exclude certain immaterial schedules and exhibits pursuant to the provisions of Regulation S-K, Item 601(a)(5). A copy of any of the omitted schedules and exhibits will be furnished to the Securities and Exchange Commission upon request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Group 1 Automotive, Inc.

Date: November 15, 2021	By:	/S/ Darryl M. Burman
Name: Darryl M. Burman
Title: Vice President